Pericom Semiconductor Appoints Chief Financial Officer

MILPITAS, CA – January 7, 2014 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced that it has  appointed James B. Boyd to the position of Senior Vice President and Chief Financial Officer.  Mr. Boyd has over thirty years of finance experience, including twelve years as a public company CFO in the semiconductor industry.

“We are very pleased to welcome Jim to Pericom,” said Alex Hui, president and CEO. “His leadership abilities, financial knowledge and industry experience will be invaluable to us as we continue the execution of our strategy to grow business in networking, cloud computing and embedded applications with our serial connectivity and timing solutions.”

Mr. Boyd’s over thirty years of experience covers a variety of industries and companies from start-ups to Fortune 100 firms. Mr. Boyd spent three years as chief financial officer for Silicon Storage Technology, a $400 million manufacturer of memory and non-memory chips. Prior to that, Mr. Boyd spent seven years as chief financial officer of ESS Technology, a manufacturer of DVD and image sensor chips. Earlier, he was chief financial officer for Gatefield Corporation, a manufacturer of non-volatile reprogrammable FPGAs. Mr. Boyd holds a bachelor of science degree and an MBA degree from the University of Wisconsin and a law degree from the Golden Gate University School of Law.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products, are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in Milpitas, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

Contact Information

Investor Relations:

Robert Strickland

Pericom Corporation
(408) 232-9100